Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

SYNTEX (U.S.A.) INC. - AMERICAN HOME PRODUCTS CORPORATION

SUBLICENSE AND SUPPLY AGREEMENT

DATED SEPTEMBER 1, 1993 RE: NICARDIPINE IV

TABLE OF CONTENTS

1.	DEFINITIONS

2.	GRANT OF LICENSES

3.	SUPPLY OF BULK PRODUCT

4.	DEVELOPMENT WORK AND REGULATORY APPROVALS

5.	TRADEMARKS AND QUALITY CONTROL

6.	PROMOTION

7.	OPERATING PROCEDURES

8.	TECHNOLOGY AND PATENTS

9.	INDEMNIFICATION

10.	TERM AND TERMINATION

11.	CONFIDENTIALITY, NON USE AND PUBLIC STATEMENTS

12.	ACCOUNTING PROCEDURES

13.	GOVERNING LAW

14.	ASSIGNMENT AND DELEGATION

15.	FORCE MAJEURE

16.	SEVERABILITY

17.	CAPTIONS

18.	NOTICES

19.	SURVIVAL

20.	INDEPENDENT PARTY

21.	WAIVER

22.	ENTIRE AGREEMENT

Schedule A

Schedule B

SUBLICENSE AND SUPPLY AGREEMENT

This AGREEMENT is made to be effective as of September 1, 1993 (the “effective date”), by and between American Home Products Corporation (“AMPC”), a corporation organized and existing under the laws of the State of Delaware, acting by the through its Wyeth-Ayerst Laboratories Division (“Wyeth-Ayerst”), having a mailing address at P.O. Box 8299, Philadelphia, Pennsylvania 19101, and syntex (U.S.A.) Inc., a corporation organized and existing under the laws of the State of Delaware, having a business address at 3401 Hillview Avenue, Palo Alto, California 94304 (“Syntex”).

RECITALS

WHEREAS, Syntex, a wholly-owned subsidiary of Syntex Corporation, is the assignee of the rights of Syntex Corporation granted by Yamanouchi International Limited (“Yamanouchi”) pursuant to an Agreement dated December, 16, 1977 (the “License Agreement”) to make, have made, use and sell the compound nicardipine hydrochloride (USAN), which has the full chemical name 2, 6-dimethyl-4-(3-nitrophenyl)-1, 4-dinydro-pyridine-3, 5-dicarboxylic acid 3-[2-(N-benzyl-N-methylamino] ethyl ester 5-methyl ester hydrochloride, which is also known as YC-93 and RS-69216-003 (the “Agreement Compound”), in certain countries;

WHEREAS, Syntex and American Hospital Supply Corporation (“AHSC”), acting through its American Critical Care Division (“ACC”), entered into an Agreement (the “Agreement”) providing for the marketing by ACC of the intravenous form of the Agreement

Compound in the United States;

WHEREAS, E.I. du Pont de Nemours & Company (“du Pont”), a Delaware corporation, acquired certain assets relating to the critical care business of AHSC, and received an assignment, with the consent of Syntex, whereby du Pont succeeded to all of the rights and obligations of AHSC under the Agreement;

WHEREAS, Syntex and du Pont entered into an Amendment to the Agreement to substitute “du Pont” for “ACC” throughout the Agreement and to include Canada as part of the Territory covered by the Agreement;

WHEREAS, du Pont and Calgon Corporation, a Delaware corporation and a wholly-owned subsidiary of Merck & Co., a New Jersey corporation, entered into a partnership agreement establishing The Du Pont Merck Pharmaceutical Company (“Du Pont Merck”), a Delaware partnership;

WHEREAS, du Pont assigned, with the consent of Syntex, its rights under the Agreement (as amended) to Du Pont Merck;

WHEREAS, Du Pont Merck desired to be relieved of its obligation to market the Covered Product (as defined below) in the Territory and, in furtherance thereof, has assigned its rights under the Agreement (as amended) to Syntex in contemplation, and with the knowledge, that such rights might be granted to AHPC, acting through Wyeth-Ayerst;

WHEREAS, AHPC desires to market, and is capable of marketing through Wyeth-Ayerst, the intravenous form of the Agreement Compound in the United States;

WHEREAS, Syntex desires that AHPC through Wyeth-Ayerst market the intravenous form of the Agreement Compound in the United States and, in furtherance thereof, is willing to sell the Agreement Compound to AHPC in bulk form to be processed by or on behalf of AHPC into the finished intravenous form(s) of the Agreement Compound for distribution and marketing by Wyeth-Ayerst in the United States; and

WHEREAS, AHPC is willing to purchase the Agreement Compound from Syntex in bulk form to be processed by or on behalf of AHPC into the finished intravenous form(s) of the Agreement Compound and to have Wyeth-Ayerst distribute and market such finished intravenous form(s) in the United States.

NOW, THEREFORE in consideration of the foregoing and of the mutual promises herein contained, AHPC and Syntex do hereby agree as follows:

1.               Definitions

1.1                                 “Affiliate” of a party shall mean any corporation or any other business entity controlling, controlled by or under common control with such party. “Control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity. Any reference to Syntex or AHPC shall, unless otherwise expressly indicated, include reference to Syntex’s or AHPC’s affiliates (as the case may be), as defined in this Section.

1.2                                 “Average Net Selling Price” shall mean (a) the aggregate proceeds invoiced by Wyeth-Ayerst for sales of Covered Product (as herein defined) to non-Affiliated purchasers during the Quarter (as herein defined) in question, less (i) trade and cash discounts actually allowed and taken with respect to the Covered Product, (ii) credits or allowances actually allowed and taken for damaged, outdated, returned or recalled Covered Product, (iii) transportation or shipping charges invoiced to such purchasers, (iv) sales taxes imposed directly on such sales of the Covered Product by Wyeth-Ayerst, (v) volume or formulary or other positioning discount amounts paid or credited by AHPC to a wholesaler, purchaser, third party payor or other contractee as a result of a contractual arrangement specific to the Covered Product, (vi) rebates paid or credited by AHPC to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee with respect to sales of the Covered Product, and (vii) discounts paid or credited by AHPC that are mandated by, or granted in response to, applicable federal or state law with respect to sales of the Covered Product, divided by (b) the aggregate number of grams of Agreement Compound contained in the quantities of Covered Product (according to package content as stated on the Covered Product label) invoiced during such Quarter.

1.3                                 “Bulk Product” shall mean the Agreement Compound in unfinished form, having the specifications set forth in Schedule A to this Agreement.

1.4                                 “Covered Product” shall mean the Agreement Compound packaged (in other than oral dosage form) for use as an intravenous solution, the specifications of which shall be consistent with and shall conform to the requirements of the United States Food and Drug Administration (“FDA”).

1.5                                 “Indications” shall mean use of the Covered Product in the (a) short-term treatment of hypertension when oral therapy is not feasible or not desirable (b) such other indications for the Covered Product as may be approved by the FDA, and (c) use of the Covered Product in such other indications supported by clinical data.

1.6                                 “Licensed Patents” shall mean United States Patents Nos. 3,985,758, 4,880,823 and 5,164,405.

1.7                                 “Quarter” shall mean each calendar quarter, which shall begin each January 1st, April 1st, July 1st and October 1st during the term of this Agreement, or the portion of a calendar quarter just prior to termination or expiration hereof (as the case may be)

1.8                                 “Trademark” shall mean the product mark or marks, whether registered or not, designated by Syntex and owned by Syntex in the Territory for the Covered Product, and shall be the same product mark or marks used by Syntex in the Territory for its oral dosage forms of the Agreement Compound, which currently is “CARDENE”®.

1.9                                 “Territory” shall mean the United States of America and any of its territories or possessions, including the Commonwealth of Puerto Rico.

2.               Grant of Licenses

2.1                                 The grant of licenses are as follows:

(a)                                  Syntex grants to AHPC an exclusive sublicense under the License Agreement, including United States Patents Nos. 3,985,758 and 4,880,823, to (i) carry out the processing (including pharmaceutical formulation) and packaging of the Bulk Product into the Covered Product on its own or by a third party manufacturer approved by Syntex in accordance herewith and (ii) have Wyeth-Ayerst market, distribute, promote and sell the Covered Product in the Territory for use in the treatment of the Indications. Syntex represents and warrants that it has the right to grant such a sublicense under the License Agreement and the Licensed Patents listed above in this Section 2.1(a) and that such sublicense will not violate the rights of any party not a party hereto, including, without limitation, Yamanouchi, AHSC, du Pont and Du Pont Merck. In the event Syntex loses that right, this Agreement shall be terminated forthwith, but Syntex shall attempt, in good faith, to secure from Yamanouchi AHPC’s right to continue to manufacture, market, distribute, promote and sell the Covered Product in the

Territory for use in the treatment of the Indications upon terms and conditions comparable to those set forth herein.

(b)                                 Syntex grants to AHPC an exclusive license under United States Patent No. 5,164,405 to (i) carry out the processing (including pharmaceutical formulation) and packaging of the Bulk Product into the Covered Product and (ii) have Wyeth-Ayerst market, distribute, promote and sell the Covered Product in the Territory for use in the treatment of the Indications. Syntex represents and warrants that it has the right to grant such a license under United States Patent No. 5,164,405.

(c)                                  Subject to Syntex’s right to detail and promote the Covered Product as set forth in Section 6.6 below, the licenses granted to AHPC in Sections 2.1(a) and 2.1(b) above are exclusive even as against Syntex.

(d)                                 Syntex grants to Wyeth-Ayerst a license to use the Trademark only with respect to the marketing, distribution, promotion and sale of the Covered Product in the Territory during the term of this Agreement, subject to the terms and conditions set forth herein.

2.2                                 (a)                                  AHPC, on behalf of itself and Wyeth-Ayerst, hereby accepts the rights granted in Section 2.1 above and agrees to endeavor in good faith to process (including pharmaceutical formulation), package, market, distribute, promote and sell the Covered Product in the Territory at its own expense under the

Trademark for any and all of the Indications, using generally the same channels and methods, exercising the same diligence and adhering to the same standards that Wyeth-Ayerst employs in processing (including pharmaceutical formulation), packaging, marketing, distributing, promoting and selling its own pharmaceutical products in the Territory. Wyeth-Ayerst shall, in its sole discretion, determine its prices and other terms and conditions for sales of the Covered Product to third parties.

2.2                                 (b)                                 In view of the fact that the FDA has approved the marketing of the Covered Product in the United States for the treatment of hypertension, AHPC and Syntex agree that it would be to the benefit of both parties, and the consuming public, if the Covered Product is launched in the Territory for that Indication as soon as is possible. Accordingly, the parties agree that:

(i)                                     AHPC and Wyeth-Ayerst shall endeavor in good faith to have One Hundred Thousand ampoules of non-shortdated, saleable (i.e., released) Covered Product in inventory by November 1, 1993; and

(ii)                                  AHPC, Wyeth-Ayerst and Syntex shall work together and endeavor in good faith to (x) review and submit promotional launch materials to the FDA as soon as possible and (y) assist the FDA in its review of such materials, including meeting with the FDA to seek and obtain FDA approval of such materials by November 1, 1993.

If both (i) and (ii) above occur, then Wyeth-Ayerst shall launch the Covered Product in the Territory for that Indication by November 1, 1993. If (i) above is not achieved, after good faith pharmaceutical manufacturing efforts by AHPC and Wyeth-Ayerst (in conjunction with Berk (U.K.) to do so, launch may be delayed by Wyeth-Ayerst until December 1, 1993, but not beyond that date without the prior written approval of Syntax, which shall not unreasonably be withheld. If the FDA approval contemplated by (ii) above has not been obtained, after good faith efforts to obtain such approval, then launch may be delayed until such materials have been approved by the FDA.

2.3                                 Only Wyeth-Ayerst and not any Affiliate (s) thereof, shall market, distribute, promote (subject to Syntex’s right to detail and co-promote as set forth in Section 6.6 below) and sell the Covered Product in the Territory, unless Syntex agrees in writing to such activities being conducted by an Affiliate of Wyeth-Ayerst, such agreement by Syntex not to be unreasonably withheld.

3.               Supply of Bulk Product

3.1                                 Syntex shall supply, and AHPC shall purchase, all quantities of Bulk Product that AHPC requires to process, package, market, distribute, promote and sell the Covered Product in Territory, such supply and purchase to be in accordance with the following provisions of this Agreement. AHPC shall use all Bulk

Product supplied by Syntex only to manufacture Covered Product for use or sale in the Territory for the Indications or for research purposes in support of such use or sale.

3.2                                 (a)                                  Syntex agrees that all quantities of Bulk Product supplied hereunder shall meet the specifications set forth in Schedule A attached hereto and made a part hereof, which shall conform to or be amended to conform to all applicable governmental requirements (whether or not contained in governmental regulatory approvals) in the Territory. In addition, Schedule A may be amended from time to time by written agreement of the parties. Syntex, with each quantity of Bulk Product supplied hereunder, shall provide AHPC with a Certificate of Analysis documenting that such Bulk Product complies with the specifications therefor as set forth in Schedule A hereto as determined according to the methods of analysis referenced in such specifications.

3.3                                 (b)                                 All Bulk product received by AHPC shall be deemed accepted, unless AHPC shall give written notice to Syntex within thirty (30) days after receipt of such Bulk Product specifying the manner in which the Bulk Product does not conform to the specifications therefor. Such notice shall be accompanied by written reports of any testing performed by AHPC on the Bulk Product. Upon receipt of such notice, Syntex may request AHPC to return the non-accepted Bulk Product, or samples thereof, for further testing by Syntex. AHPC’s test results shall be conclusive unless Syntex notifies AHPC within thirty (30) days after receipt by Syntex of the non-accepted Bulk Product, or samples thereof, that it disagrees with such test results. In the event of such notice of Syntex, (i) AHPC, to the extent necessary or required, shall conduct an investigation to determine if there are legally sufficient grounds upon which to invalidate its test results that suggested non-conformance of such Bulk Product with the specifications therefor, and (ii) the Bulk Product, or samples thereof, shall be submitted to a mutually acceptable independent laboratory for analysis. The results of the independent testing laboratory shall be binding upon AHPC and Syntex for the purposes of acceptance of, and the obligation to pay for, such Bulk Product. The costs of the independent testing laboratory shall be paid by the party against whom the discrepancy is resolved. In the event any Bulk Product not accepted by AHPC does not meet the specifications therefor as determined in accordance with this Section 3.2, Syntex will give AHPC full credit for such Bulk Product at the price invoiced by Syntex or paid by AHPC and will replace such Bulk Product with conforming Bulk Product to be invoiced at the original invoice price per gram. All transportation, shipping and insurance cost, and other fees incident to the shipping of such replacement (to the extent previously paid by AHPC with respect to the non-conforming Bulk Product) will be paid for by Syntex. Such replacement shall be made immediately upon written request by AHPC (so as to be able to maintain scheduled pharmaceutical manufacturing dates) or, if no such request is made, then within sixty (60) days after it is determined by the independent laboratory or agreed by both parties hereto that the Bulk Product was non-conforming unless the parties agree in writing to another delivery date.

3.2                                 (c)                                  Wyeth-Ayerst and Syntex agree that Syntex shall prepare and file, with the assistance and cooperation of Wyeth-Ayerst, the necessary documentation with the FDA to substitute Syntex’s Quality Control Method-QC-1203 (Limulus Amebocyte Lysate (LAL) gel clot test for bacterial endotoxins) as the NDA specification for pyrogens in place of the USP (151) rabbit test, which is less preferable to both parties.

3.2                                 (d)                                 Wyeth-Ayerst and Syntex agree that Syntex shall prepare, with the assistance and cooperation of Wyeth-Ayerst, and file with the FDA a U.S.P. monograph referencing the best analytical methods for the Covered Product (selected from the USP methods referenced in the attachment to Schedule A hereto, Syntex’s Quality Control methods for the Bulk Product, and the LAL method referred to in Section 3.2(c)), such filing being done for the purpose of establishing new methods of analysis (acceptable to the FDA) for the Bulk Product to be supplied by Syntex, and purchased by AHPC or Wyeth-Ayerst, hereunder.

3.3                                 (a)                                  In connection with AHPC’s first purchase of Bulk Product, AHPC shall give Syntex written notice of the amount of such initial order prior to the execution and delivery hereof by the parties hereto. In connection with each subsequent order, AHPC shall provide Syntex with a written estimate during the first month of each Quarter as to the amount that it desires for delivery during the next succeeding Quarter. AHPC agrees to submit its firm order for the Bulk Product at least sixty (60) days prior to the desired delivery date and Syntex agrees to ship the Bulk Product to AHPC within sixty (60) days after receipt of AHPC’s firm order. Syntex will fill AHPC’s firm orders up to twice the amount specified in the Quarterly estimate applicable thereto (in five (5) kilogram pack increments, unless otherwise agreed to in writing by the parties), and will, in good faith, attempt to fill the balance (if any) as soon as possible, due consideration being given to Syntex’s own needs and the needs of the other parties to which it supplies the Bulk Product.

3.3                                 (b)                                 With respect to Covered Product that is pharmaceutically formulated outside the Territory, title to any quantities of Bulk Product sold by Syntex to AHPC for use in such formulation shall pass to AHPC upon delivery by Syntex to AHPC at Syntex’s European depot (currently Antwerp, Belgium) or such other Syntex facility as may be agreed to in writing by the parties. With respect to Covered Product that is pharmaceutically formulated in the Territory, title to any quantities of Bulk Product sold by Syntex to AHPC for use in such formulation shall pass to AHPC upon delivery by Syntex to AHPC at any Syntex warehouse in the United States (currently Columbus, Ohio). AHPC shall select the common carrier and determine the method of transportation and routing for all shipments of Bulk Product and shall pay (and be responsible for) all freight and insurance costs therefor.

3.4                                 (a)                                  The price of Bulk Product shall be, on a per gram basis for Bulk Product supplied by Syntex hereunder, [*] percent ([*]%) of the Average Net Selling Price (as defined in Section 1.2 above) in the Territory during the Quarter in which such Bulk Product is shipped times the number of grams of Bulk Product so shipped by Syntex.

3.4                                 (b)                                 An initial price per gram shall be invoiced by Syntex and paid by AHPC, which shall be equal to the actual price per gram calculated as above for the most recently reported Quarter (due to inherent time lag in the filing of Quarterly reports hereunder, the actual price for any given Quarter will become the estimated or invoice price for the second quarter thereafter, subject, or course, to the retroactive adjustment set forth in Section 3.4(c) below). The initial price per gram for orders for commercial quantities shipped to AHPC during the Quarter or Quarters immediately prior to commercial launch of the Covered Product in the Territory shall be [*] percent ([*]%) of

Wyeth-Ayerst’s estimated initial ex-factory price of Covered Product, set by Wyeth-Ayerst in good faith.

3.4                                 (c)                                  Within sixty (60) days after the end of each Quarter, AHPC shall calculate the actual price due Syntex hereunder and shall give Syntex written notice thereof. Such notice shall specify all information on which the calculation is based as well as stating the actual price due. If the initial price paid by AHPC was less than the price actually due Syntex, AHPC shall remit to Syntex the difference together with its notice. If the initial price was greater than the price actually due Syntex, Syntex shall apply such difference as a credit against future purchases of Bulk Product hereunder, and upon termination or expiration of this Agreement, Syntex shall remit to AHPC within forty-five (45) days after receipt to such notice any credit(s) that have not been exhausted by subsequent purchases of Bulk product.

3.4                                 (d)                                 In the event there is a verifiable rejection of all or a substantial portion of a batch of Covered Product during the manufacture thereof and the loss associated with such rejection is not covered by insurance, Syntex shall replace the quantity of Bulk Product included within the rejected Covered Product for an additional price, on a per gram basis for each gram of Bulk Product supplied under this Section 3.4(d), of [*] percent ([*]%) of the price paid or to be paid by AHPC with respect thereto pursuant to Sections 3.4(a) or 3.4(b) above (i.e., [*] percent ([*]%) of

[*] percent ([*]%), which is equal to [*] percent ([*]%) of the Average Net Selling Price, on a per gram basis).

3.4                                 (e)                                  Payment for each purchase of Bulk Product hereunder plus any other charges due Syntex shall be paid by AHPC forty-five (45) days after the date of Syntex’s invoice for each such purchase and shall be paid by AHPC in United States Dollars.

3.4                                 (f)                                    AHPC shall be responsible for and pay any and all customs duties, brokerage fees, excise, sales or use taxes, and other governmentally-imposed taxes (if any) incurred directly with respect to the shipment of Bulk Product supplied by Syntex hereunder of Covered Product shipped by AHPC of Wyeth-Ayerst hereunder, and shall pay or reimburse Syntex upon demand for customs duties, brokerage fees, excise, sales or use taxes or other governmentally-imposed taxes (if any) imposed directly by any taxing authority with respect to the sale of the Covered Product.

3.5                                 (a)                                  For each [*] grams of Bulk Product purchased by AHPC at the [*] percent ([*]%) price set forth in Section 3.4 above through June 30, 1995, Syntex shall provide [*] grams of Bulk Product free of any charge under Section 3.4(a) above (AHPC shall, however, be responsible for all freight, insurance, customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) referred to in Section 3.3(b) and 3.4(f) above). This material is provided by Syntex to assist AHPC with estimated yield losses of [*] percent ([*]%) during pharmaceutical formulation of the Bulk Product into the Covered Product.

3.5                                 (b)                                 Syntex will also provide such assistance to AHPC for the first six (6) months of pharmaceutical formulation of the Bulk Product into the Covered Product by AHPC (or Wyeth-Ayerst) in its own facilities even if such assistance extends beyond June 30, 1995, but such assistance by Syntex for all or any portion of such six (6)-month period after June 30, 1995 will only be applicable to that Bulk Product purchased by AHPC for pharmaceutical formulation in its (or Wyeth-Ayerst’s) facilities, unless otherwise agreed to in writing by Syntex.

3.5                                 (c)                                  During the Quarter ending June 30, 1995, and after completion of six (6) months in-house production experience by AHPC (or Wyeth-Ayerst) (if later), AHPC (or Wyeth-Ayerst) and Syntex shall meet to discuss what level of yield loss assistance Syntex, in its sole discretion, considers appropriate under the circumstances (given the formulating experience by or on behalf of AHPC to that time) and will thereafter make available to AHPC (or Wyeth-Ayerst).

3.6                                 (a)                                  For each [*] grams of Bulk Product purchased by AHPC at the [*] percent ([*]%) price set forth in Section 3.4 above, Syntex shall provide [*] grams of Bulk Product free of any charge under Section 3.4(a) above (AHPC shall, however, be responsible for all freight, insurance, customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) referred to in Sections 3.3(b) and 3.4(f) above), which free material shall be in support of AHPC’s (or Wyeth-Ayerst’s) importation, packaging, marketing, distributing, promoting (including sampling) and selling of the Covered Product. This support shall only apply for that period of time when the Covered Product is pharmaceutically formulated outside the United States and a duty on the formulated Covered Product must be paid upon importation thereof into the United States. Thereafter, the support of Syntex under this Section 3.6 shall be limited to [*] grams per each [*] grams of Bulk Product purchased by AHPC at the [*] percent ([*]%) price set forth in Section 3.4 above

3.6                                 (b)                                 AHPC shall provide written documentation showing duties paid by AHPC upon important of the Covered Product into the United States for so long as the Covered Product is pharmaceutically formulated outside the United States, duties are paid upon the importation thereof into the United States, and support is sought by AHPC under Section 3.6(a) above for such duties.

4.               Development Work and Regulatory Approvals

4.1                                 Upon execution of this Agreement and periodically thereafter, Syntex shall provide AHPC, subject to the provisions of

Section 11 below, relevant information and data developed by it with respect to the agreement Compound, the Bulk Product and/or the Covered Product. Syntex shall continue to provide such information and data that is relevant to additional development work to be undertaken by AHPC with respect to the Covered Product during the term of this agreement. Syntex shall provide written consent directly to the FDA to permit AHPC to refer to Syntex’s Notice of Claimed Investigational Exemption for New Drug and New Drug Application (“NDA”) for the Agreement Compound, and all information relating to the manufacture and control of the Bulk Product, with respect to development work that is conducted by AHPC in accordance with this agreement.

4.2                                 (a)                                  Syntex shall make available to AHPC all information received from Du Pont Merck that Du Pont Merck has developed for a subarachnoid hemorrhage indication for the Covered Product (the “SAH Indication”). AHPC shall promptly review such information and determine, in good faith, if in AHPC’s judgment the development of the SAH Indication is appropriate or desirable.

4.2                                 (b)                                 If the development of the SAH Indication is considered appropriate or desirable by AHPC, then AHPC shall conduct all clinical tests and develop all technical data reasonably necessary to seek FDA approval for the SAH Indication. The NDA for the SAH Indication to be submitted to the FDA shall be reviewed and approved by Syntex in writing in advance of submission to the FDA. In addition, AHPC shall provide Syntex fifteen (15) working days to review all data, including all technical and clinical data (including summaries thereof), to be submitted by Syntex to the FDA. All such data, and the back-up data pertaining thereto, shall be available for inspection and review by Syntex at any reasonable time, and copies thereof shall be promptly provided to Syntex upon Syntex’s written request therefor. AHPC shall use reasonable efforts to complete the SAH studies (but may terminate its efforts at any time in its sole discretion) and shall file, in Syntex’s name, NDA or a supplemental NDA for the SAH Indication. All technical and clinical data developed by AHPC in support of the SAH Indication shall be and remain the property of AHPC. Syntex shall, however, own any resulting registration and AHPC shall ensure that any such registration (including all right, title and interest thereto) is issued in Syntex’s name.

4.2                                 (c)                                  At least semi-annually, AHPC shall provide to Syntex a written report on any development undertaken by AHPC of the SAH Indication.

4.2                                 (d)                                 In addition to any reports provided to Syntex by AHPC under Section 4.2(c) above, SAH Indication review meetings shall be held at least annually at locations to be agreed on until the NDA or supplemental NDA for the SAH Indication is approved. At such meetings, AHPC shall report on its progress in the development of the SAH Indication for the Covered Product. Each party hereby designates the person listed in Schedule B as its clinical co-ordinator to receive and respond to inquiries during the regulatory phase concerning the SAH Indication and to make arrangements for the joint review meetings.

4.3                                 (a)                                  Syntex shall have and retain ownership of the NDA for the Covered Product. Syntex shall inform the FDA in writing that AHPC, acting through Wyeth-Ayerst, has become Syntex’s exclusive sub-licensee of the Covered Product in the Territory and will have the right, in conjunction with Syntex, to interact with the FDA with respect to the NDA pertaining thereto, subject to the terms and conditions hereof.

4.3                                 (b)                                 Each party shall promptly provide to the other copies of all correspondence received from the FDA concerning the Covered Product, and shall advise each other within ten (10) working days of any oral communications that it receives from the FDA concerning the Covered Product.

4.3                                 (c)                                  Unless otherwise required by law, or required by the FDA in written correspondence with Wyeth-Ayerst, or by this agreement, Wyeth-Ayerst shall provide Syntex fifteen (15) working days to review and approve correspondence to the submitted by Wyeth-Ayerst to the FDA with respect to the Covered Product (if the FDA requires that the correspondence be submitted to the FDA in less than fifteen (15) days, then Wyeth-Ayerst shall provide Syntex at least two (2) full working days to review and approve such correspondence). Wyeth-Ayerst shall not submit any such correspondence that is objected to by Syntex in good faith, unless required by law or the FDA in writing. Syntax agrees to make all necessary filings to the FDA with respect to the NDA for the Agreement Compound, including Annual Reports (21 C.F.R. 314.80(c) (2)) and promotional submissions (21 C.F.R. 314.81(b) (3) (i), as are (i) prepared by Wyeth-Ayerst, provided on a timely basis by Wyeth-Ayerst to Syntex, and reviewed and approved by Syntex in accordance with the provisions of this Agreement, or (ii) prepared by Syntex (e.g., periodic or increased frequency adverse drug event reports (21 C.F.R. 314.81(b) (2) and provided by Syntex to Wyeth-Ayerst for comment prior to any such filing.

4.3                                 (d)                                 Each party shall inform the other party of any meetings scheduled with the FDA concerning the Covered Product and shall provide the other party the opportunity to review and approve any submissions (including promotional materials and labeling) to be sent to, reviewed by, or any presentations to be made to, the FDA with respect to the Covered Product and to have representatives present at any meetings pertaining to the Covered Product; provided, however, that Syntex, by virtue of its ownership of the NDA for the Covered Product, shall be the primary contact with the FDA, unless the parties agree otherwise in writing.

4.3                                 (e)                                  Syntex’s approval under this Section 4.3 shall not be unreasonably withheld, but may be withheld, in Syntex’s sole discretion, if Syntex considers, in good faith, that any Wyeth-Ayerst correspondence or presentation will have an adverse impact on the other dosage forms of the Agreement Compound that are being marketed in, or being developed for, the Territory by or on behalf of Syntex.

4.3                                 (f)                                    Syntex agrees, subject to the review and approval procedures set forth in this Agreement, to submit to the FDA Supplementary data supplied to Syntex by AHPC or Wyeth-Ayerst to permit AHPC or Wyeth-Ayerst to manufacture and test the Covered Product in its facilities, and to substitute supplementary or alternative packaging designs or Covered Product presentations that Wyeth-Ayerst desires. Subject to the terms and conditions of this agreement, all data developed by AHPC or Wyeth-Ayerst in support of such submissions to the FDA shall be and remain the property of AHPC or Wyeth-Ayerst.

4.4                                 All data developed by AHPC or Wyeth-Ayerst for the United States NDA or supplemental NDA may be used by Syntex for filing applications for government registration in countries outside the Territory and in supporting FDA filings for other products containing the Agreement Compound. AHPC and Wyeth-Ayerst shall provide to Syntex without charge all data requested by Syntex for this purpose and hereby consents to Syntex’s use of such data for the sole purposes of obtaining foreign registrations in any and all countries outside the Territory and formulating, packaging, distributing, marketing, promoting and selling the products covered by such registrations pursuant thereto. Syntex agrees to keep all such data confidential in accordance with Article 11 hereof, and shall not use such data except as provided for herein. Neither AHPC nor Wyeth-Ayerst shall be required to develop data to be used solely for Syntex’s needs or desires outside the Territory, unless AHPC or Wyeth-Ayerst is willing to do so upon terms and conditions to be agreed upon in writing by the parties.

4.5                                 As an inducement for Syntex to continue to furnish information and data pertaining to the Agreement Compound and the Bulk Product, to cooperate in filing and obtaining approval of any NDA for the SAH Indication, to provide subsequent information (including trade secrets and other confidential information relating to the marketing of products containing the Agreement Compound), and to grant to AHPC the exclusive rights to the Covered Product in the Territory (as set forth herein), including with respect to the currently approved NDA for certain indications for the Covered Products, AHPC, on behalf of itself and Wyeth-Ayerst, agrees that it shall not manufacture or sell in the Territory, or apply for FDA approval to manufacture or sell in the Territory, any product containing the Agreement Compound except the Covered Product during the term of this agreement. This provision shall not preclude AHPC from manufacturing

Covered Product (a) in the Territory with Bulk Product purchased from Syntex hereunder for sale by Wyeth-Ayerst in accordance with this agreement or (b) for Syntex for countries outside the Territory pursuant to separate written agreements between the parties.

5.               Trademarks and Quality Control

5.1                                 The use of the Trademark by Wyeth-Ayerst shall be governed by the following provisions:

(a)                                  Syntex shall have equitable and legal ownership of the entire right, title and interest in and to the Trademark.

(b)                                 Syntex shall file and maintain registration of the Trademark in the Territory, and neither AHPC, Wyeth-Ayerst nor any of their respective Affiliates shall obtain any right, title of interest in the Trademark, except the right to use the Trademark on the Covered Product pursuant to this Agreement.

(c)                                  If AHPC or Wyeth-Ayerst becomes aware that a third party is infringing any of Syntex’s rights with respect to the use of the Trademark on the Covered Product, AHPC or Wyeth-Ayerst shall give notice to Syntex of such infringement. Syntex may, at its sole discretion, bring legal action to restrain such infringement and for damages, and AHPC and Wyeth-Ayerst agree to cooperate at their own expense in any such action involving the Covered Product. If within six (6) months after receipt of such notice, Syntex does not effect a cessation of such infringement or institute a legal action for infringement, then AHPC or Wyeth-Ayerst shall have the right, at their own expense, to bring suit against any such infringing party. If such a suit by AHPC or Wyeth-Ayerst is successful, AHPC or

Wyeth-Ayerst shall be entitled to any monetary recovery obtained. If AHPC or Wyeth-Ayerst elects to bring such action, it agrees to fully indemnify Syntex for any costs, expenses or losses incurred by Syntex as a result of any such action. Syntex reserves the right to intervene in any such action at its own expense. AHPC or Wyeth-Ayerst shall only have the right to bring a trademark infringement or related action in the Territory against a third party who uses the precise Trademark on the precise Covered Product, and nothing herein shall grant AHPC or Wyeth-Ayerst the right to otherwise enforce the Trademark. AHPC or Wyeth-Ayerst shall not settle any such suit without the prior written approval of Syntex.

(d)                                 Each Covered Product processed and distributed by Wyeth-Ayerst shall bear a Trademark and a label approved by Syntex featuring the Wyeth-Ayerst name and the Syntex name in a manner acceptable to the FDA and to both parties. Neither party, by virtue of this agreement, obtains any rights whatsoever in the trade name of the other party. Wyeth-Ayerst shall use the same format/font and style for the Trademark and Syntex’s name on such labeling (and on all other promotional material) as Syntex then-currently uses with respect to the oral dosage form of the Agreement Compound in the Territory.

(e)                                  Syntex may, for the purpose of avoiding trademark infringement, change the Trademark, and Wyeth-Ayerst will, when requested by Syntex to do so, case further sue of the earlier designated Trademark and use only the newly designated Trademark. This provision may be invoked by Syntex only if Syntex is itself ceasing the further use of the Trademark on the oral dosage form of the Agreement Compound (which is currently contemplated to be unlikely in view of the marketing by Syntex of such oral dosage form under the Trademark in the Territory since March, 1989). In the case of any such redesignation, Syntex shall reimburse Wyeth-Ayerst for any new packaging and package inserts required by Syntex’s request to convert to the newly designated Trademark, but shall not otherwise be liable to Wyeth-Ayerst (and, in this regard, shall not be obligated to reimburse Wyeth-Ayerst for the printing of any new promotional materials that are required).

5.2                                 The parties recognize that Syntex has a proper concern in maintaining and controlling the quality of products containing the Agreement Compound (e.g., the Covered Product) marketed under a Trademark owned by Syntex, which products are publicly associated with Syntex research and are or will be marketed by Syntex and its Affiliates, sublicensees and distributors both inside and outside the Territory. The parties accordingly agree as follows:

(a)                                  AHPC and Wyeth-Ayerst warrant that the Covered Product will meet the quality standards specified by Syntex in this

Agreement and as required by the FDA.

(b)                                 To ensure that the quality standards for the Covered Product are met, AHPC shall purchase from Syntex all quantities of the Bulk Product to be used in the manufacture of Covered Product by or on behalf of AHPC. If for any reason Syntex is unable to deliver Bulk Product of its own manufacture within sixty (60) days after receipt of any order placed by AHPC, Syntex shall arrange for delivery of Bulk Product from another source; provided, however, that such source has been approved by the FDA as a supplier of Bulk Product.

(c)                                  AHPC shall not include any Agreement Compound as an ingredient or component part of a composition containing one or more other active medicinal, therapeutic or prophylactic agents without the prior written approval of Syntex.

(d)                                 All dosage forms of the Agreement Compound suitable for intravenous administration to be manufactured by AHPC or marketed by Wyeth-Ayerst must have the prior written approval of Syntex, and each Covered Product shall be distributed only in dosage forms suitable for intravenous administration as approved in writing by Syntex and the FDA. If Syntex does not indicate approval or disapproval within sixty (60) days after receipt of a complete package of information from AHPC (or Wyeth-Ayerst) for the development and distribution of a new dosage from of the Agreement Compound suitable for intravenous administration, such package will be deemed approved.

(e)                                  AHPC may employ a third party manufacturer for any portion of the pharmaceutical manufacturing, processing or packaging process of the Covered Product, but only with the prior written approval of Syntex, which shall not be unreasonably withheld, and the FDA.

5.3                                 Subject to Section 5.2(e) above, AHPC shall perform such pharmaceutical manufacturing, processing and packaging necessary to convert the Bulk Product purchased from Syntex into finished pharmaceutical dosage form packaged for resale to the ultimate consumer. AHPC shall have full responsibility for maintaining, at its own expense, suitable manufacturing procedures and quality controls, which shall comply with all federal and local laws and regulations, with Good Manufacturing Practices (GMPs) for the manufacture of pharmaceutical products in the Territory, and with Syntex quality standards set forth in the NDA for the Covered Product. In addition to, and without in any way limiting the foregoing, the following procedures shall be observed:

(a)                                  Syntex shall provide to AHPC such documents as it has developed pertaining to pharmaceutical manufacture, package and control procedures for the Covered Product. Based on such information and on its own procedures pertaining to the manufacture of sterile intravenous products, AHPC shall develop manufacturing, packaging and control procedures for the Covered Product, which it shall submit to Syntex for Syntex’s prior review and written approval. If Syntex does not indicate disapproval within sixty (60) days after receipt from AHPC of AHPC’s pharmaceutical manufacturing, packaging and control procedures for the Covered Product, such procedures as are received by Syntex shall be deemed approved.

(b)                                 AHPC warrants that it shall strictly follow such procedures as required to comply with GMPs; however, minor infractions by themselves will not be the basis for termination of this Agreement.

(c)                                  AHPC shall promptly forward to Syntex a reasonable number of samples and copies of analytical reports with respect to the first three (3) commercial batches of the Covered Product that are produced by AHPC (or by subsequent manufacturer approved by Syntex pursuant to this Agreement), and such additional reports as may be reasonably requested by Syntex from time to time. None of these commercial batches shall be distributed by or on behalf of Wyeth-Ayerst prior to receipt of Syntex’s written approval thereof.

(d)                                 AHPC shall, whenever requested by Syntex, send a reasonable number of random samples (and copies of the corresponding batch sheets) to Syntex to be re-checked for quality control purposes by Syntex. The cost of such random samples shall be borne by AHPC, and the cost of all re-checking shall be borne by Syntex. Syntex shall promptly send a copy of the results of such re-checking to AHPC.

(e)                                  Syntex shall have the right, upon reasonable notice to AHPC and during regular business hours, to visit and inspect AHPC’s (or Wyeth-Ayerst’s premises or the premises of any third party manufacturer employed by AHPC) where the Bulk Product is stored and the Covered Product is pharmaceutically manufactured from such Bulk Product, processed, packaged and/or stored.

6.               Promotion

6.1                                 Wyeth-Ayerst shall meet with, present and submit to Syntex a marketing plan for the Covered Product as soon as possible, and in any event not later than thirty (30) days after the effective date hereof. Such plan shall cover in detail the period beginning with the effective date hereof and ending at the end of the then-current calendar year. The marketing plan for calendar year 1994 (the “Initial Plan Year”) shall also contain estimates for the three (3) -year period starting with that Initial Plan Year. Each calendar year during the term hereof, after the Initial Plan Year, shall be referred to as a “Plan Year”. The marketing plan shall include at least the following:

(a)                                  market analysis, including review of competitive products, presentations, dosages and dosage forms, and if possible, sales volume;

(b)                                 estimated sales (in number of units) of the Covered Product by dosage form for the Initial Plan Year and the three

(3) -year period starting with the Initial Plan Year (only the estimates for the Initial Plan Year or for any subsequent Plan Years shall be used to measure performance pursuant to Section 10.5 below);

(c)                                  proposed labeling (including label, package and carton, package insert, introductory folder and advertising), recognizing that such materials may be subject to FDA modification and approval (modifications or revisions to the labeling approved by Wyeth-Ayerst and Syntex shall be permitted without resubmission of the marketing plan);

(d)                                 selected strategic option;

(e)                                  proposed literature and mailing plan;

(f)                                    media advertising plan;

(g)                                 amount, percent of and bonus weighting for, detail effort by the sales force to be dedicated on an annual basis to the Covered Product;

(h)                                 sampling (package sizes and number to be distributed); and

(i)                                     other marketing activities.

5.2                                 Syntex shall, not later than thirty (30) days after receipt of the marketing plan, send Wyeth-Ayerst a notification containing its approval, disapproval or any suggested modifications. If Syntex does not notify Wyeth-Ayerst of its disapproval of the marketing plan within such period of time, it will be deemed approved. If Syntex does not approve the plan, or if any of its suggested modifications are not acceptable to Wyeth-Ayerst, representatives of the parties shall meet and confer, and a mutually acceptable plan shall be developed within the next thirty (30) days. Wyeth-Ayerst will endeavor in good faith to achieve a consistent brand image for the Covered Product with the oral dosage forms of the Agreement Compound. The parties recognize that situations may exist in which promotional strategies for the Covered Product may necessarily be different than for the oral dosage forms of the Agreement Compound. Use of such different promotional strategies shall not be reason for Syntex to refuse approval of Wyeth-Ayerst’s promotional plan, unless Syntex believes, in good faith, that Wyeth-Ayerst’s strategy would be damaging to the image or medical acceptance of the oral dosage forms of the Agreement Compound or inconsistent, in significant respect, with Syntex’s promotional strategy for the oral dosage forms of the Agreement Compound.

6.3                                 For each succeeding Plan Year (or portion thereof) during the term of this Agreement, Wyeth-Ayerst shall prepare and submit to Syntex a marketing plan containing the information specified in Section 6.1 above for the ensuing twelve (12)-month and any three (3)-year or lesser periods remaining during the term of this Agreement. The plan shall be submitted to Syntex ninety (90) days prior to the beginning of Plan Year or period to which it pertains, and any objections by Syntex shall be handled as set forth in Section 6.2 above.

6.4                                 (a)                                  Wyeth-Ayerst shall submit for prior medical, regulatory and marketing (review only) review and approval by Syntex all advertising materials that it prepares or has prepared concerning the Covered Product prior to publication thereof. For purposes of this provision, advertising/promotional material includes, without limitation, copy and art work for magazine and journal publications, sales aids, television and radio advertising, leaflets, brochures, medical services related materials, press releases, and any other printed, audio or visual materials pertaining to the Covered Product. Syntex may request modifications to such materials to ensure medical and regulatory consistency with its advertising of other products containing the Agreement Compound and with the approved marketing plans. Wyeth-Ayerst shall not publish, broadcast, announce, exhibit or distribute any advertising materials for the Covered Product that have not been approved in writing by Syntex. Such approval shall not be unreasonably withheld, and Syntex shall advise of approval or disapproval within fifteen (15) working days after receipt thereof. If Syntex does not indicate disapproval within fifteen (15) working days after receipt from Wyeth-Ayerst of such materials, such materials as are received by Syntex shall be deemed approved.

6.4                                 (b)                                 Wyeth-Ayerst and Syntex shall endeavor in good faith to establish procedures whereby Syntex is involved in the review and approval of the advertising materials referred to in Section 6.4(a) above as such materials are being prepared by Wyeth-Ayerst, so as to minimize the potential for “last minute” disapproval thereof by Syntex under Section 6.4(a) above.

6.4                                 (c)                                  Wyeth-Ayerst shall have the right, with respect to such advertising and promotional materials, to communicate directly with the FDA’s Division of Drug Advertising, Marketing and Communications, subject to Syntex’s right of review, approval and participation as set forth in this Agreement.

6.5                                 If Wyeth-Ayerst and Syntex disagree on specific aspects of the marketing plan or the advertising/promotional material to be used in marketing and promoting the Covered Product in the Territory, the parties agree to promptly meet and attempt to resolve such differences of opinion. If after good faith attempt to resolve such differences the parties still cannot agree, the position to be followed shall be decided by Syntex as holder of the regulatory approval for the marketing of the Covered Product in the Territory.

6.6                                 (a)                                  Syntex may engage in its own detailing and promotional activities for the Covered Product during the term of this Agreement, and it shall inform Wyeth-Ayerst of all such activities that it undertakes. Wyeth-Ayerst shall provide to

Syntex reasonable quantities of advertising/promotional materials prepared by Wyeth-Ayerst to be used for informational and promotional purposes by Syntex professional medical representatives. The cost of the advertising/promotional materials provided by Wyeth-Ayerst to Syntex shall be reimbursed by Syntex at Wyeth-Ayerst’s cost within thirty (30) days after receipt of Wyeth-Ayerst’s invoice therefor.

6.6                                 (b)                                 Syntex shall submit to Wyeth-Ayerst for review all advertising/promotional materials that it may develop for the Covered Product prior to publication, and Wyeth-Ayerst shall confer with Syntex if it objects to any such materials. Syntex shall also provide to Wyeth-Ayerst, for its information, copies of all published advertising for other products containing the Agreement Compound. To permit appropriate coordination of activities, Syntex shall keep Wyeth-Ayerst advised of its marketing plans with respect to the Agreement Compound on an annual basis and shall endeavor in good faith to provide such plans prior to Wyeth-Ayerst’s submission of its marketing plans for each plan Year.

6.6                                 (c)                                  Wyeth-Ayerst shall, upon written request from Syntex, provide Syntex with a reasonable number of samples of the Covered Product for (a) sampling by Syntex and (b) conducting by Syntex of any Phase IV studies. The cost of the samples provided by Wyeth-Ayerst to Syntex shall be reimbursed by Syntex at Wyeth-Ayerst’s cost (exclusive of any Bulk Product cost).

6.7                                 If either party distributes samples of the Covered Product to its sales force, such party shall maintain records concerning such sample distribution as required by the Prescription Drug Marketing Act of 1987 (the “Act”) and relevant state laws. Each party shall take such steps as are necessary to ensure that its sales force representatives comply with all requirements of the Act, including but not limited to obtaining requests and receipts signed by licensed prescribers for all samples delivered. Each party shall have access, upon reasonable notice to the other party, to such records of the other party so as to be able to meet its obligations under the Act. Wyeth-Ayerst and Syntex each indemnify and hold the other party harmless from any liability that the other party may incur, whether civil, criminal or otherwise, by reason of a violation of the Act by Wyeth-Ayerst or Syntex (as the case may be) or by any member of their respective sales forces.

6.8                                 Subject to the applicable review and approval provisions set forth in this Agreement, Wyeth-Ayerst shall prepare on a timely-basis and provide to Syntex for filing with the FDA a form FDA-2253, or its replacement, for the purpose of submitting copies of advertising and promotional labeling to the FDA at the time of initial dissemination of such labeling and at the time of initial publication of any such advertising material. Such form and advertising and promotional labeling shall be provided to Syntex in accordance with 21 C.F.R. 314.81(b) (3) (i).

7.                                       Operating Procedures

7.1                                 Wyeth-Ayerst and Syntex shall exchange information concerning technical and scientific data and therapeutic claims to be used in advertising materials, sales literature, professional journals and the like with respect to the Covered Product and the Agreement Compound and shall confer concerning any inconsistencies or objections noted by either party.

7.2                                 Wyeth-Ayerst shall as promptly as practicable submit written reports to Syntex as follows:

(a)                                  semi-annual clinical and other Covered Product development progress reports;

(b)                                 semi-annual reports showing the status of any application for FDA approval to market the Covered Product for the SAH Indication and any further indication to be developed for the Covered Product as may be agreed upon in writing by the parties hereto;

(c)                                  Quarterly reports showing cumulative sales of each ampoule size and concentration of the Covered Product (in terms of units and dollars) for the Quarter; and

(d)                                 Quarterly reports showing the amount of inventory on hand of the Bulk Product and the Covered Product, including work in progress.

7.3                                 The Quarterly reports referred to in Sections 7.2 above shall be submitted by Wyeth-Ayerst to Syntex along with the notice given by Wyeth-Ayerst to Syntex pursuant to Section 3.4(c).

7.4                                 During the clinical testing (if any) of the Covered Product for the SAH Indication, Wyeth-Ayerst shall, in accordance with federal regulations, report to the FDA any information that it receives concerning an adverse drug event associated therewith. At the same time that it submits such report to the FDA, Wyeth-Ayerst shall notify Syntex by facsimile letter or message (Manager, Central Drug Experience Reporting Group; facsimile number 415-852-3013) that it is submitting a report and shall transmit a copy of the report to Syntex (Attention: Manager, Central Drug Experience Reporting Group, Corporate Regulatory Affairs, Syntex (U.S.A.) Inc., 3401 Hillview Avenue, Palo Alto, California 94304) by express delivery service.

7.5                                 (a)                                  Wyeth-Ayerst shall promptly (i.e., within seven (7) business days) report to Syntex in accordance with FDA regulations any information that Wyeth-Ayerst receives concerning an adverse drug event associated with the Covered Product that is serious, as defined in the applicable federal regulations, including, without limitation, 21 C.F.R. 314.80, or such other definition of serious as the parties may agree upon to take into consideration, and satisfy, international reporting requirements (“Serious”), which report shall include a completed Form 1639 (or any successor form) prepared by Wyeth-Ayerst for subsequent filing by Syntex with the FDA in accordance with the applicable regulations.

7.5                                 (b)                                 Syntex shall attempt to immediately refer any telephone call received by Syntex regarding an adverse drug event associated with use in the Territory of the Covered Product that is Serious, to Wyeth-Ayerst for direct handling. However, if that can not be done, Syntex shall promptly (i.e., within two (2) business days) refer (by telephone call or facsimile transmission) to Wyeth-Ayerst any information that Syntex receives concerning such adverse drug event. Wyeth-Ayerst shall follow-up with the person or persons making the initial adverse drug event report to Syntex and shall report back to Syntex within five (5) business days after the date of Syntex’s telephone call or facsimile transmission, which report back to Syntex shall include a completed Form 1639 (or any successor form) prepared by Wyeth-Ayerst for subsequent filing by Syntex with the FDA in accordance with the applicable regulations.

7.5                                 (c)                                  Syntex shall also inform Wyeth-Ayerst of any Serious adverse drug event associated with the use outside the Territory of a Covered Product that was manufactured with Bulk Product supplied by Syntex. This information shall be reported to Wyeth-Ayerst by Syntex sending a copy of any report or form filed with the FDA with respect to such use or promptly by Syntex if not reportable to the FDA (i.e., is Serious labelled, foreign origin).

7.5                                 (d)                                 Information concerning adverse drug events that are non-serious that Wyeth-Ayerst receives for the Covered Product shall be provided to Syntex in sufficient time for reporting to the

FDA by Syntex in accordance with the FDA’s required reporting schedule. Syntex shall also keep Wyeth-Ayerst advised of any information that Syntex receives concerning a non-Serious adverse drug event associated with the use (either inside or outside the Territory) of a Covered Product that was manufactured with Bulk Product supplied by Syntex.

7.5                                 (e)                                  In addition, each party shall transmit to the other, in accordance with the above, any report requested by or submitted to the FDA concerning safety of the Agreement Compound and/or the Covered Product.

7.5                                 (f)                                    Syntex shall, utilizing the information contained in Wyeth-Ayerst’s reports to Syntex and other adverse event information available to it, prepare those formal (i.e., periodic and increased frequency) reports required to be provided to the FDA in accordance with 21 C.F.R. 314.80 and shall transmit such reports on a timely-basis to Wyeth-Ayerst for Wyeth-Ayerst’s comments. Wyeth-Ayerst shall return such draft reports to Syntex along with its comments in time for Syntex to file such reports with the FDA in accordance with the applicable reporting schedule(s). Syntex shall submit such reports to the FDA and shall also send to Wyeth-Ayerst (Attention: Wyeth-Ayerst Laboratories, Executive Director, Worldwide Safety Surveillance Division (555-3), 555 E. Lancaster Avenue, St. Davids, Pennsylvania 19087 by express delivery service a copy of any such report eventually submitted to the FDA.

7.6                                 If either party receives any information concerning an adverse drug event caused by a form of the Agreement Compound other than the Covered Product, then such party shall promptly report such information in writing to the other party but if the adverse drug event is Serious and unexpected (as defined by the applicable federal regulations), such report shall be given by (a) Wyeth-Ayerst to Syntex within two (2) working days (by telephone call or facsimile transmission) after it is received by Wyeth-Ayerst and (b) concurrently by Syntex with the submission of its report thereon to the FDA.

7.7                                 Although Sections 7.5 and 7.6 refer solely to the FDA, the parties agree to cooperate with each other in good faith to timely satisfy any adverse drug event reporting obligations outside the Territory concerning the Agreement Compound and the Covered Product.

7.8                                 Each party shall keep all supporting documentation regarding adverse drug events concerning the Agreement Compound and the Covered Product as are required by the FDA and regulatory agencies outside the Territory for the maximum period for which such documentation is required to be kept.

7.9                                 If either party learns of any hazard concerning the Covered Product that may be of a severity that requires action in order to protect the public interest, it shall immediately notify the other party, and the parties shall promptly consult concerning such hazard. If after consultation the parties agree that distribution of the Covered Product should be discontinued and/or that Covered Product previously distributed should be recalled, one of the parties shall be designated to notify the FDA to determine the nature and extent of the recall.

7.10                           In the event of a recall pursuant to Section 7.9 above or otherwise, Wyeth-Ayerst shall provide services to recover Covered Product distributed by it, but the costs of such recall, including the value of lost Covered Product and Bulk Product, shall be borne by the party responsible, as provided in Article 9 below.

8.                                       Technology and Patents

8.1                                 AHPC and Wyeth-Ayerst shall promptly advise Syntex of any developments and/or improvements made by AHPC or Wyeth-Ayerst with regard to the Agreement Compound and/or the Covered Product (the “Sublicensee Technology”), particularly with regard to any developments and/or improvements made by AHPC or Wyeth-Ayerst with respect to pharmaceutical compositions and/or formulations of the Agreement Compound, including, without limitation, compositions and/or formulations in other that oral dosage form for use with regard to an intravenous solution of the Agreement Compound.

8.2                                 (a)                                  AHPC and Wyeth-Ayerst agree to grant, and do hereby grant, to Syntex and exclusive, but for AHPC and Wyeth-Ayerst, royalty-free, fully paid-up license in the Territory under the

Sublicensee Technology developed by AHPC or Wyeth-Ayerst during the term hereof, and any patent applications and patents pertaining thereto.

8.2                                 (b)                                 AHPC and Wyeth-Ayerst agree to grant, and do hereby grant, to Syntex an exclusive, but for AHPC and Wyeth-Ayerst, royalty-free, fully paid-up license in all countries outside the Territory under the Sublicensee Technology, developed by AHPC or Wyeth-Ayerst during the term hereof, and any patent applications and patents pertaining thereto.

8.3                                 If AHPC or Wyeth-Ayerst develop a significant new patentable use of the Agreement Compound outside the scope of the Licensed Patents, and the foreign counterparts thereof, AHPC and Wyeth-Ayerst hereby grant to Syntex a right of first refusal to obtain an exclusive, but for AHPC and Wyeth-Ayerst, license under such development and any patents pertaining thereto upon reasonable terms and conditions to be determined by good faith negotiations between the parties. Such right shall be exercised by Syntex, in writing, within sixty (60) days after receipt by Syntex from AHPC or Wyeth-Ayerst of a package of information (including any patent application(s) or patent(s) pertaining thereto) describing any such development in sufficient detail to enable Syntex to make an informed decision as to whether or not it wishes to obtain rights thereto as set forth herein.

8.4                                 If AHPC or Wyeth-Ayerst elect not to file for patent

protection within thirty (30) days after being requested to do so by Syntex, or does not file a priority patent application within ninety (90) days after Syntex’s request, Syntex may do so. AHPC and Wyeth-Ayerst agree to make, execute and deliver, without compensation from Syntex, any and all instruments and documents necessary to obtain patents on the Sublicensee Technology in any and all countries throughout the world.

8.5                                 (a)                                  In the event that either party learns of or suspects a third party infringement of the Licensed Patents in the Territory pertaining to the Covered Product by manufacture, use or sale of a product conforming to the definition of Covered Product herein, it shall promptly inform the other in writing.

8.5                                 (b)                                 If AHPC or Wyeth-Ayerst becomes aware that a third party is infringing Syntex’s U.S. Patent No. 5,164,405, AHPC or Wyeth-Ayerst shall give written notice to Syntex of such infringement. Syntex may, at its sole discretion, bring legal action to restrain such infringement and for damages, and AHPC and Wyeth-Ayerst agree to cooperate at their own expense in any such action. If within six (6) months after receipt of such notice, Syntex does not effect a cessation of such infringement or institute a legal action for infringement, then AHPC or Wyeth-Ayerst shall have the right, at their own expense, to bring suit against any such infringing party. If such a suit by AHPC or Wyeth-Ayerst is successful, AHPC or Wyeth-Ayerst shall be entitled to any monetary recovery obtained. If AHPC or Wyeth-Ayerst elects to bring such an action, it agrees to fully indemnify Syntex for any costs, expenses or losses incurred by Syntex as a result of any such action. Syntex reserves the right to intervene in any such action at its own expense. AHPC any Wyeth-Ayerst shall not settle any such suit without the prior written approval of Syntex. AHPC and Wyeth-Ayerst shall only have the right to enforce the aforesaid Syntex patent under the conditions set forth above, and nothing herein shall grant AHPC or Wyeth-Ayerst the right to otherwise enforce such Syntex patent.

8.5                                 (c)                                  If AHPC or Wyeth-Ayerst becomes aware that a third party is infringing Yamanouchi’s U.S. Patent No. 4,880,823, AHPC or Wyeth-Ayerst shall give written notice to Syntex of such infringement. Either Syntex or Yamanouchi may, at their individual discretion, bring legal action to restrain such infringement and for damages, and AHPC and Wyeth-Ayerst agree to cooperate at their own expense in any such action. If neither Yamanouchi nor Syntex bring legal action to restrain such infringement within six (6) months after the date of such notice, Syntex will attempt, in good faith, to obtain from Yamanouchi the right for AHPC or Wyeth-Ayerst, at their own expense, to bring suit against any such infringing party, upon terms and conditions to be agreed upon at that time by Yamanouchi, Syntex, and AHPC or Wyeth-Ayerst.

8.6                                 (a)                                  In the event that a third party claims that AHPC’s

or Wyeth-Ayerst’s manufacture, use or sale of the Agreement Compound and/or the Covered Product in the Territory infringes the patent of such third party, AHPC or Wyeth-Ayerst shall promptly notify Syntex of such claim.

8.6                                 (b)                                 If the claim of patent infringement pertains to the Agreement Compound per se or any formulation of the Covered Product developed by Syntex, Syntex shall be responsible for the handling, prosecution and/or settlement of any such claim, and the decisions of the counsel for Syntex shall be controlling (although AHPC and Wyeth-Ayerst may, at their own expense, retain their own counsel; counsel for Syntex shall, however, give due consideration to the advice and recommendations of the counsel for AHPC and Wyeth-Ayerst). If AHPC or Wyeth-Ayerst becomes obligated to pay royalties to any non-Affiliated third party in order to make, have made, use or sell Covered Product in the Territory, by reason of a patent of such third party, such royalties shall be creditable against the price for Bulk Product otherwise payable to Syntex hereunder, provided that (a) the obligation to pay such royalties arises out of use of the formulation developed by Syntex for the Covered Product and not out of any modification to the Covered Product made by AHPC or Wyeth-Ayerst, (b) Syntex has the right to participate in the negotiations with such third party and to approve of the royalties to be paid to such third party, and (c) such credit shall not reduce the price otherwise payable to Syntex by more than ([*]%) of the price set forth in Section 3.4(a) above (that is, [*] ([*]%) of [*] percent ([*]%), which is equal to a maximum reduction of [*] percent ([*]%) of the Average Net Selling Price).

8.6                                 (c)                                  If the claim of patent infringement pertains to any formulation of the Covered Product developed by AHPC or Wyeth-Ayerst or initially developed by Syntex and modified by AHPC or Wyeth-Ayerst where such modification is the basis for the claim of infringement, AHPC and Wyeth-Ayerst shall be responsible for the handling, prosecution and/or settlement of any such claim, and the decisions of the counsel for AHPC or Wyeth-Ayerst shall be controlling (although Syntex may, at its own expense, retain its own counsel; counsel for AHPC or Wyeth-Ayerst shall, however, give due consideration to the advice and recommendations of the counsel for Syntex).

8.7                                 Syntex represents that, to the best of its current knowledge, there are no third party patents (other than Yamanouchi’s U.S. Patents Nos. 3,985,758 and 4,880,823 referred to in Section 2.1(a) above) that would be infringed by the making, using and selling the Covered Product in the Territory.

9.                                       Indemnification

9.1                                 Subject to Section 9.2 below, Syntex shall be responsible for, and shall defend, indemnify and hold AHPC and Wyeth-Ayerst harmless from and against, any and all loss, claims, suits, proceedings, expenses (including reasonable attorneys’ fees and other litigation costs, regardless of outcome), recoveries and damages, including costs and expenses of a total or partial product recall, arising out of, based on, or caused by any claim of third parties relating to the manufacture or formulation of Bulk Product furnished by Syntex and used for the manufacture of Covered Products sold in the Territory; provided, however, that Syntex shall incur no obligation to defend, indemnify or hold AHPC and Wyeth-Ayerst harmless from any liability, loss or expense resulting from AHPC’s or Wyeth-Ayerst’s clinical testing, storage (including storage of the Bulk Product), manufacture, processing, packaging, registration for the SAH Indication, distribution, promotion, use or sale of the Covered Product or from the negligence or other wrongdoing of AHPC, Wyeth-Ayerst or any third party manufacturer, distributor, purchaser or user of the Covered Product.

9.2                                 AHPC and Wyeth-Ayerst shall defend, indemnify and hold Syntex harmless from and against any and all loss, claims, suits, proceedings, expenses (including reasonable attorneys’ fees and other litigation costs, regardless of outcome), recoveries and damages, including costs and expenses of a total or partial recall, arising out of, based on, or caused by any claim relating to the clinical testing, storage (including storage of the Bulk Product), manufacture, processing, packaging, registration for the SAH Indication, distribution, promotion, use or sale of the Covered product in the Territory, except any such claim for which Syntex is responsible under Section 9.1 above.

9.3                                 Subject to Sections 9.1 and 9.2 above, each party warrants that, in the performance of their respective obligations hereunder, such party and their representatives shall, at all times, comply with all applicable laws, rules and regulations promulgated by any governmental authority having jurisdiction over the activities contemplated hereby, including, without limitation, the applicability of such laws, rules and regulations to the Agreement Compound NDA for the Indications, the manufacture of the Covered Product, and the marketing, distribution and sale of the Covered Product in the Territory.

10.                                 Term and Termination

10.1                           The initial term of this Agreement shall begin as of the effective date hereof and shall extend for the life of the last to expire of the Licensed Patents and any extension(s) thereof.

10.2                           The Agreement shall be automatically renewed for successive renewal terms of four (4) years each, unless either party notifies the other at least one (1) year prior to the renewal date of its intention not to renew, in which event this Agreement shall terminate upon expiration of the initial or renewal term (as the case may be) without further notice.

10.3                           Either party shall have the right to terminate this Agreement if the other party commits a material breach of a material obligation under this Agreement and continues in default for more than ninety (90) days after receiving written notice of such default from the non-defaulting party. Such termination shall be effective upon further written notice to the defaulting party after its failure to cure the default.

10.4                           Either party shall also have the right to terminate this Agreement in the event the other party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party shall make or execute an assignment for the benefit of the creditors, in which case termination shall be effective upon written notice to that effect.

10.5                           In order to ensure that Wyeth-Ayerst endeavors in good faith to market the Covered Product in the Territory as required by Section 2.2 above, Syntex may also terminate this Agreement after the end of any Plan Year, except the Initial Plan Year and the next succeeding Plan Year, in which Wyeth-Ayerst’s unit sales of Covered Product fall short of its estimates to be submitted under Sections 6.1 and 6.3, and approved by Syntex under Section 6.2, by more than [*] percent ([*]%), or in which Wyeth-Ayerst’s unit sales of Covered Product are less than [*] percent ([*]%) of its unit sales for the prior Plan Year, or less than [*] percent ([*]%) of its highest unit sales for any Plan Year. Since it is not the parties’ intention to terminate for depressed sales due to competitive market pressures, this Section 10.5 shall not be applicable to any Plan Year during which a non-Affiliated third party enters the market in the Territory with a new product not previously used or sold by anyone in the intravenous market for indications that are the same as the approved Indications. If Syntex elects to terminate pursuant to this Section 10.5, it must give notice of such election to Wyeth-Ayerst within ninety (90) days after receipt of
Wyeth-Ayerst’s last Quarterly report for such Plan Year pursuant to Section 7.2(c) above. Prior to giving such notice or upon giving such notice, Syntex agrees, at the request of Wyeth-Ayerst, to meet with Wyeth-Ayerst and discuss whether this Agreement should be terminated as proposed or desired by Syntex. If Syntex elects, in its sole discretion after any such meeting, to continue with its desire to terminate this Agreement, termination under this provision shall be effective six (6) months after the date of any such notice by Syntex or three (3) years after initial launch of the Covered Product by Wyeth-Ayerst, whichever is later.

10.6                           (a)                                  Upon the termination or expiration of this Agreement, Syntex shall have the obligation to purchase all of AHPC’s or Wyeth-Ayerst’s existing (at time of termination) finished inventory of Covered Product, except any such Covered Product that (a) does not meet the then-current specifications therefor, or (b) has less than eighteen (18) months of shelf-life remaining if the

Covered Product has not been launched in the Territory by Wyeth-Ayerst, or (c) has less than twelve (12)-months of shelf-life remaining if the Covered Products has previously been launched in the Territory by Wyeth-Ayerst, for AHPC’s or Wyeth-Ayerst’s acquisition cost from Syntex of the Bulk Product plus (i) shipping costs (including customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) paid by AHPC or Wyeth-Ayerst with respect to the shipment of such Bulk Product from Syntex’s delivery site of AHPC’s or Wyeth-Ayerst’s storage or pharmaceutical manufacturing facility (as the case may be), (ii) AHPC’s or Wyeth-Ayerst’s direct cost of production of the Covered Product (not to exceed [*] percent ([*]%) of Average Net Selling Price), excluding production yield losses if Syntex is providing free goods in support thereof under Section 3.5(a) above, (ii) shipping costs (including customs duties, brokerage fees, excise, sales or use taxes or other governmentally-imposed taxes (if any) paid by AHPC or Wyeth-Ayerst with respect to the shipment of the Covered Product from AHPC’s or Wyeth-Ayerst’s pharmaceutical manufacturing facility (if outside the Territory) to the Territory, but excluding customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) under subsections (i) and (iii) above if Syntex is providing free goods in support thereof under Section 3.5(b) above. For the purposes of this Section 10.6 (a) “direct cost” shall mean direct labor, direct materials other than Bulk Product, and direct labor applicable to the production of the Covered Product.

10.6                           (b)                                 Syntex shall also be obliged to purchase all of AHPC’s or Wyeth-Ayerst’s inventory of Bulk Product for AHPC’s or Wyeth-Ayerst’s acquisition cost thereof from Syntex plus (a) shipping costs paid by AHPC or Wyeth-Ayerst with respect to the shipment of such Bulk Product from Syntex’s delivery site to AHPC’s or Wyeth-Ayerst’s storage or pharmaceutical manufacturing facility (as the case may be), and customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) paid with respect to shipment of the Bulk Product into the Territory, but excluding customs duties, brokerage fees, excise, sales or use taxes and other governmentally-imposed taxes (if any) if Syntex is providing free goods in support thereof under Section 3.5(b) above.

10.6                           (c)                                  Syntex shall pay for such goods as meet the applicable specifications therefor within sixty (60) days after the receipt thereof by Syntex at Syntex’s designated receiving facility.

10.6                           (d)                                 Wyeth-Ayerst shall be permitted to continue to sell the Covered Product until the date of termination or expiration hereof (as the case may be). As to Covered Product that is not purchased by Syntex, Wyeth-Ayerst shall have the right to dispose thereof by any lawful means, whether by sale, donation, destruction or otherwise, but shall not significantly undermine Syntex’s ability to profitably market the Covered Product in the Territory after such termination or expiration.

11.                                 Confidentiality, Non-Use and Public Statements

11.1                           (a)                                  Both AHPC and Syntex recognize that information disclosed by Syntex to AHPC or Wyeth-Ayerst pursuant to the Confidentiality Agreement effective February 18, 1993, between the parties, as well as technical, business and financial information of either party exchanged pursuant to this Agreement, are of proprietary value and are to be considered confidential (“Confidential Information”). Each party agrees not be disclose or transfer the other party’s Confidential Information to others (except to its employees who reasonably require the same for the purposes hereof and who are bound to it by a like obligation as to confidentiality) without the express written permission of the disclosing party, except that neither party shall be prevented from using or disclosing that portion of the Confidential Information received from the other that (i) the receiving party can demonstrate by written records to be known to the receiving party before the date of disclosure (from a source other than the disclosing party); or (ii) is now, or becomes in the future, publicly available other than by breach of this Agreement by either party; or (iii) is lawfully disclosed to the receiving party on a non-confidential basis by a third party who is not obligated to retain such Confidential Information in confidence. Information that AHPC or Wyeth-Ayerst receives from Du Pont Merck or Berk (U.K.) shall be deemed received from Syntex hereunder and subject to the terms and conditions hereof as if received directly from Syntex.

11.1                           (b)                                 Each party’s obligation of confidentiality set forth herein shall continue for a period ending five (5) years after termination or expiration (as the case may be) of this Agreement; except that either party’s obligation with respect to information designated in writing by the other as highly proprietary shall continue indefinitely. Neither party shall, however, submit or disclose information that it considers highly proprietary to the other unless and until the disclosing party obtains the receiving party’s written approval to receive such information on the “highly proprietary” basis.

11.2                           All information developed by AHPC or Wyeth-Ayerst in the performance of services hereunder by the use of Syntex Confidential Information shall be considered Syntex Confidential Information and shall be treated as such by Wyeth-Ayerst pursuant to the provisions of Section 11.1 above. APHC and Wyeth-Ayerst shall not use any Syntex Confidential Information except for the purpose of carrying out its obligations under this Agreement.

11.3                           Except as required to comply with federal and state securities laws or other laws, or any order of a court or government agency, neither party shall publicly release information concerning this Agreement or the subject matter hereof without first sending the other party, by facsimile or express mail, a copy of the information to be disclosed, and allowing the other party a period of five (5) business days from the date of receipt by the other party to comment on the information. If the other party objects to the information to be disclosed, then prior to the expiration of the five (5) day period, the other party shall so notify the disclosing party, who shall then delay public disclosure of the information and make reasonable efforts to accommodate any requests for revisions made by the other party. If no notification is received during the five (5) day period, the party proposing disclosure shall be free to disclose the information. In the event the parties disagree regarding disclosure of certain information pursuant to the review and approval procedure required by this Section 11.3, the parties agree to confer in good faith in an attempt to reach a mutually-satisfactory resolution with respect to the information that is the subject matter of the disagreement. The parties designate the following individuals to receive and approve releases under this provision: Syntex - Vice President, Public Affairs; Wyeth-Ayerst - Director of Public Affairs.

12.                                 Accounting Procedures

12.1                           AHPC and Wyeth-Ayerst shall keep complete and accurate records in connection with the payments provided for under this

Agreement. Syntex shall have the right to nominate an independent firm of certified public accountants acceptable to AHPC and Wyeth-Ayerst who, after giving reasonable notice, shall have access to the books and records of AHPC and Wyeth-Ayerst during regular business hours for the purpose of verifying any amounts payable under this Agreement. Such firm of certified public accountants shall not disclose to Syntex any information other than information relating to the accuracy of, or of the necessity for, any payment made or required to be made hereunder. The fees and expenses of the firm of certified public accountants performing such verification shall be borne by AHPC if such verification shows an underpayment by AHPC to Syntex of [*] percent ([*]%) or more; in any other event, the fees and expenses of the firm of certified public accountants performing such verification shall be borne by Syntex.

13.                                 Governing Law

13.1                           This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of its, or any other jurisdiction’s, choice of law principles).

14.                                 Assignment and Delegation

14.1                           Syntex shall have the right to:

(a)                                  assign this Agreement or transfer any part of its interest under this Agreement to any Affiliate, or

(b)                                 designate and cause any Affiliate to perform all or part of its activities hereunder, or to have the benefit of all or part of its rights hereunder.

14.2                           AHPC shall have the rights, with Syntex’s prior written approval, which shall not unreasonably withheld, to:

(a)                                  assign this Agreement or transfer any part of its interest under this Agreement to any Affiliate, or

(b)                                 designate and cause any Affiliate to perform all or part of its activities hereunder, or to have the benefit of all or part of its rights hereunder,

provided that AHPC demonstrates, to Syntex’s reasonable satisfaction, that such Affiliate has at least the interest in, and at least the capability with respect to, that interest or activity(ies) with respect to the Covered Product that are being assigned or delegated to such Affiliate as Wyeth-Ayerst had at the time this Agreement was entered into.

14.3                           In addition to Section 14.2 above, AHPC shall have the right, without Syntex’s prior written consent, to assign this Agreement, or transfer any part of its interest under this Agreement, in connection with a reorganization of AHPC to any Affiliate operating as a Wyeth-Ayerst activity with Wyeth-Ayerst employees, provided that such Affiliate has at least the interest in, and at least the capability with respect to, that interest or activity(ies) with respect to the Covered Product that are being assigned or delegated to such Affiliate as Wyeth-Ayerst had at the time this Agreement was entered into.

14.4                           In the event of any assignment, transfer or designation permitted under Sections 14.1, 14.2 or 14.3 above, the respective Affiliate shall assume and be bound by the provisions of this Agreement and its performance under this Agreement shall be guaranteed by the transferring party.

14.5                           This Agreement shall be binding upon and inure to the benefit of the successors or permitted or approved assigns of Syntex or AHPC, respectively, provided that any such successor or assign shall have acquired all or substantially all of the stock or assets of its predecessor by reorganization, incorporation, merger, consolidation, purchase or otherwise. Otherwise this Agreement shall be assignable, and the rights and obligations of the parties may be transferred or delegated (except to the limited extent provided in this Article 14) only with the consent in writing of the other party hereto.

14.6                           Syntex shall promptly notify AHPC of any such assignment, transfer or designation permitted under Section 14.1 above and the effective date thereof.

15.                                 Force Majeure

15.1                           Neither party hereto shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control (“force majeure”) including, but not limited to, acts of

God; regulation or law or other action of any government or agency thereof; war or insurrection; civil commotion; destruction of production facilities or materials by earthquake, fire, flood or storm; labor disturbances; epidemic; or failure or suppliers, public utilities or common carriers.

15.2                           In the event the performance of either party’s obligations to the other party is affected by force majeure as provided for in Section 15.1 above, the party so affected shall treat its obligations under this Agreement no less favorably than such party treats any of its own operations or any third party.

15.3                           Each party shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of force majeure.

16.                                 Severability

16.1                           Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

17.                                 Captions

17.1                           The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

18.                                 Notices

18.1                           Unless otherwise provided herein, any notices, payment, report or other correspondence (hereinafter collectively the “Correspondence”) required or permitted to be given hereunder shall be sent by certified or registered mail, postage prepaid, or delivered by hand to the party to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such Correspondence shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing. If delivered by hand, any such Correspondence shall be deemed to have been given when received by the party to whom such Correspondence is given, as evidenced by written and dated receipt of the receiving party.

18.2                           All Correspondence to Syntex shall be addressed as follows:

Syntex Laboratories, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: President

With a copy to:

Syntex (U.S.A.) Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: Associate General Counsel and

Director, Commercial Contracts

and General Law Department

18.3                           All Correspondence to AHPC shall be addressed as follows:

Wyeth-Ayerst Laboratories

P.O. Box 8299

Philadelphia, Pennsylvania 19101

Attention: Senior Vice President

Business Development

With a copy to:

Wyeth-Ayerst Laboratories

P.O. Box 8299

Philadelphia, Pennsylvania 19101

Attention: Assistant General Counsel &

Director, Legal Division

18.4                           Either party may change the address to which any Correspondence to it is to be addressed by notification to the other party as provided herein.

19.                                 Survival

19.1                           Sections 5.2 (a), 5.3 (d), 6.7, 7.7, 7.8, 8.2(a), 8.2(b), 9.1, 9.2, 9.3, 11.1, 11.2, 13.1, 13.2, 13.3 and 14.4 shall survive expiration or termination (as the case may be) of this Agreement.

19.2                           The provisions of this Agreement that do not survive expiration or termination (as the case may be) of this Agreement shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with respect to any dispute, controversy or claim that may arise under, out of, in connection with, or relating to any act (or failure to act) that occurred during the term of this Agreement (including the initial term and any renewal thereof).

20.                                 Independent Party

20.1                           AHPC shall act solely as an independent party and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party hereto in any way whatsoever. Accordingly, neither party shall use or refer to the name or business logo (if any) of the other party or its Affiliates or this Agreement without the prior written consent of the other party.

21.                                 Waiver

21.1                           The failure on the part of AHPC or Syntex to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter, unless specifically set forth in writing and executed and delivered by a duly authorized representative of each of the parties hereto.

22.                                 Entire Agreement

22.1                           This Agreement and the Schedules hereto constitutes the entire understanding as of the effective date hereof between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, statements and writings relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed and delivered by each of the parties.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by each party with the intent that it be binding upon the parties hereto in accordance with the terms and conditions hereof.

SYNTEX (U.S.A.) INC.		AMERICAN HOME PRODUCTS CORPORATION

By	/s/ Richard Powers	By	/s/ Fred Hassan

Print Name	Richard Powers	Print Name	FRED HASSAN

Title	Vice President	Title	SVP

Date	September 14, 1993	Date	9/30/93

Schedule A

Specifications for the Bulk Product

Schedule B

Clinical Coordinators and Marketing Coordinators

Five Giralda Farms

Madison, NJ 07940

October 30, 2003

ESP Pharma, Inc.

2035 Lincoln Highway, Suite 2150

Edison, New Jersey 08817

Re:                               Cardene IV Sublicense and Supply Agreement
Acebutolol License Agreement

Gentlemen:

Reference is made to the agreements listed in I and II below (together referred to as the “Agreements”):

I.                                         Sublicense and Supply Agreement, dated September 1, 1993 as amended January 8, 2001, between Wyeth (formerly American Home Products Corporation) acting through its Wyeth Pharmaceuticals Division (formerly Wyeth-Ayerst Laboratories Division) and Syntex (U.S.A) Inc.; and

II.                                     Acebutolol License Agreement, dated November 9, 1977, by and between Aventis S.A. (as successor to Rhone-Poulenc Rorer S.A. and Rhone-Poulenc Sante, together “Aventis”) and Wyeth (as successor to American Home Products Corporation).

Since ESP has repaid all amounts owed to Wyeth under the Senior Secured Promissory Note, dated May 22, 2002, in the principal amount of $9.5 million and all pertinent conditions have been met and all necessary consents have been obtained, Wyeth hereby assigns and ESP accepts assignment of each of the Agreements. It is agreed and understood that ESP shall have the responsibility to comply with all of the terms and conditions of each of the Agreements and Wyeth shall have no further responsibility under either of the Agreements as of the date of this letter.

Wyeth Pharmaceuticals
Wyeth Consumer Healthcare
Fort Dodge Animal Health

By signing below, you confirm your agreement with the above terms.

Sincerely,

/s/ Jeffrey S. Sherman
Jeffrey S. Sherman
Vice President and Associate General Counsel

Agreed and Accepted
ESP Pharma, Inc.

By:	Anthony A. Rascio
Name: ANTHONY A. RASCIO
Title: SENIOR VICE PRESIDENT

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